SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549-1004



                                  FORM 8-K

                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) June 26, 1994



                             KEMPER CORPORATION
           (Exact name of registrant as specified in its charter)

Delaware                   1-10242               36-6169781

(State or other     (Commission File Number)   (I.R.S. Employer
 jurisdiction of                               Identification Number)
 incorporation or
 organization)

One Kemper Drive                                  60049
Long Grove, Illinois                            (Zip Code)
(Address or principle
executive offices)

     Registrant's telephone number, including area code (708) 320-4700

                                             Exhibit Index on Page 5

                                      1


Item 5.  Other Events

Kemper Corporation, a Delaware corporation ("Kemper"), Conseco, Inc., an Indiana corporation ("Conseco"), and KC Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Conseco ("Acquisition"), have entered into an Agreement and Plan of Merger dated as of June 26, 1994 (the "Merger Agreement"), pursuant to which Acquisition will be merged with and into Kemper (the "Merger") in a transaction in which Kemper will be the surviving corporation (the "Surviving Corporation"). As of the effective time of the Merger (the "Effective time"), the Surviving Corporation will be a wholly-owned subsidiary of Conseco.

As of the Effective Time, by virtue of the Merger, each share of common stock, par value $5.00 per share, of Kemper ("Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock that are owned by Kemper or Conseco or any subsidiary thereof (excluding shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties as well as shares held in the ordinary course of business by subsidiaries of Kemper or Conseco that are insurance companies or broker-dealers) and other than shares of Common Stock held by stockholders of Kemper who exercise their appraisal rights) shall be converted into the right to receive (i) $56.00 per share, without interest, and (ii) the fraction (rounded to the nearest ten-thousandth of a share) of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock") determined by dividing $11.00 by the Average Stock Price. The "Average Stock Price" shall be equal to the average of the closing prices of Conseco Common Stock on the New York Stock Exchange Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $45.50, then the Average Stock Price shall be $45.50, and if the Trading Average is greater than $55.00, then the Average Stock Price shall be $55.50.

Each share of (i) Series A Cumulative Convertible Preferred Stock of Kemper, (ii) Series C Cumulative Preferred Stock of Kemper, (iii) Series D Index Exchangeable Preferred Stock of Kemper and (iv) Series E Cumulative Convertible Preferred Stock of Kemper issued and outstanding immediately prior to the Effective Time (other than shares held by preferred stockholders of Kemper who exercise their appraisal rights) will remain outstanding as one validly issued, fully paid and nonassessable share of preferred stock of the Surviving Corporation subsequent to the Effective Time, subject to the respective terms and covenants thereof.

                                      2

The closing of the Merger is subject to certain conditions set forth in the Merger Agreement, including the approval of the Merger by the affirmative vote of stockholders of Kemper entitled to cast at least a majority of the votes which all stockholders of Kemper are entitled to cast thereon, the approval of the issuance of shares of Conseco Common Stock in the Merger by the affirmative vote of the holders of a majority of the shares present, or represented, and entitled to vote thereon at a meeting of stockholders of Conseco, the receipt of all required governmental and regulatory consents, the receipt of certain approvals with respect to the registered investment companies for which Kemper or any of its subsidiaries acts as investment advisor or sub-advisor, the receipt of certain consents from the noninvestment company advisory clients of the asset management subsidiaries of Kemper and the obtaining by Conseco of all financing necessary to pay the aggregate cash consideration payable in connection with the Merger.

In addition, prior to July 6, 1994, under certain circumstances, the board of directors of Kemper may terminate the Merger Agreement and accept a proposal made by another party, upon payment to Conseco of $25 million and reimbursement of its documented out-of-pocket fees and expenses; provided, that prior to July 6, 1994, such fees and expenses may not exceed $15 million. Thereafter, if Kemper receives a proposal from another party, Kemper may, under certain circumstances, terminate the Merger Agreement upon payment to Conseco of $100 million and reimbursement of its documented out-of-pocket fees and expenses.

Prior to the Effective Time, Conseco Capital Partners II, L.P., an affiliate of Conseco ("CCP II"), will organize CCP II Holdings Corp., a Delaware corporation ("CCP II Holdings"), to acquire an existing life insurance company ("Life Insurance Holdings") and to organize one or more real estate acquisition subsidiaries. Simultaneously with or immediately following the Effective Time, it is anticipated that the Surviving Corporation will sell all of the issued and outstanding shares of capital stock of each of the subsidiaries of Kemper engaged in the life insurance business and activities related thereto to Life Insurance Holdings and each of the subsidiaries of Kemper engaged in holding interests in real estate businesses and activities related thereto will be merged with and into one or more of the real estate acquisition subsidiaries. In addition, it is anticipated that simultaneously with or immediately following the Effective Time, Kemper Financial Services, Inc., a Delaware corporation ("KFS"), will transfer all of the broker-dealer businesses of KFS and all of the property and assets related thereto into a new wholly-owned subsidiary of KFS.

A copy of the joint press release of Kemper and Conseco, dated June 27, 1994, relating to the above-described transactions is attached hereto as
Exhibit 99 and is incorporated herein by reference.

                                      3

Item 7.  Financial Statement and Exhibits

(b)  Exhibits.

     99 - Joint Press Release by Kemper and Conseco dated June 27,
     1994.

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             KEMPER CORPORATION

                         By:  /s/KATHLEEN A. GALLICHIO
                              --------------------------
                                 Kathleen A. Gallichio
                                 Senior Vice President,
                                 General Counsel and
                                 Corporate Secretary



July 1, 1994


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                             INDEX TO DOCUMENTS


                               Sequentially
Exhibit Number                 Numbered Page

99 - Joint Press Release            6
     of Kemper and Conseco
     dated June 27, 1994



                                       5